                    Provident Financial Group, Inc.
              Announces Higher Fourth Quarter Credit Costs

Cincinnati,  Ohio,  January 3, 2002 - Provident  Financial Group,  Inc.
(Nasdaq:  PFGI)  announced  today that its fourth quarter 2001 earnings would be reduced by $49.0 million after tax, or 97 cents per share, due to higher than previously expected credit costs.

A   significant   portion  of  the  increase   relates  to   continuing
developments in the airline industry,  which was significantly impacted as a result of the tragic events of September 11. Additionally,  as the economy  continues  to weaken,  Provident  believes it is  important to build reserve  levels and continue to be aggressive  with  charge-offs.
The  components of the higher credit costs,  which total  approximately
$75.0  million on a pretax  basis,  are as  follows:  $30.0  million in charge-offs  related to airline  industry  exposures;  $30.0 million to strengthen  reserves in light of the weaker economic  environment;  and
$15.0 million of higher commercial charge-offs.

Provident's President and Chief Executive Officer,  Robert L. Hoverson,
commented,  "By  taking  these  actions  we  believe  we are being very proactive in dealing with our exposure to the airline industry.  We are also further  strengthening  our loan loss  reserve  ratio to more than
2.25 percent--a  move we feel is prudent due to the uncertain  economic environment."

The impact of these  actions  will  result in a  projected  loss in the fourth  quarter of  approximately  $29.0 million or 57 cents per share,
with   earnings  for  the  full  year  ending   December  31,  2001  at
approximately $23.0 million or 46 cents per share.

For the  fiscal  year  2002,  earnings  per share are  projected  to be between  $2.30 and $2.60.  This revised  earnings  guidance  relates to concerns with the economic environment,  its impact on business volumes and credit  performance,  as well as the  difficulties  associated with predicting when the economy will recover.

Safe Harbor Statement
This news release contains certain forward-looking  statements that are subject to numerous  assumptions,  risks or uncertainties.  The Private
Securities  Litigation  Reform Act of 1995  provides a safe  harbor for forward-looking statements. Actual results could differ materially from those contained in or implied by such forward-looking  statements for a variety of factors  including:  sharp and/or rapid  changes in interest rates;  significant changes in the anticipated  economic scenario which could materially change  anticipated credit quality trends; the ability to generate loans and leases;  significant cost, delay in, or inability to execute  strategic  initiatives  designed  to grow  revenues  and/or manage expenses;  consummation of significant business  combinations or divestitures; and significant changes in accounting, tax, or regulatory practices or requirements  and factors noted in connection with forward looking statements.  Additionally, borrowers could suffer unanticipated losses without  regard to general  economic  conditions.  The result of these and other factors could cause  differences  from  expectations in the level of defaults,  changes in the risk characteristics of the loan and lease  portfolio,  and changes in the  provision for loan and lease losses.  Forward-looking  statements  speak  only as of the date  made.
Provident  undertakes  no  obligations  to update  any  forward-looking statements to reflect events or circumstances arising after the date on which they are made.

About Provident Financial Group, Inc.
Provident Financial Group, Inc., a Cincinnati-based  company with $15.3 billion in on-balance sheet assets and $19.7 billion in managed assets,
provides   full-service   retail  and  commercial   banking  operations
regionally and nationally  through its main  subsidiary,  The Provident
Bank.     Additional    company    information    is    available    at
http://www.provident-financial.com.

Conference Call
Provident  will host a conference  call to discuss the contents of this news release today,  January 3, 2002, at 10:00 a.m. ET. The call can be accessed  by  calling  1-877-818-4511.  A replay  of the  call  will be available  through Tuesday,  January 8, 2002 by calling  1-800-642-1687
(passcode 282 2391).

For further information, please contact:
Christopher J. Carey
Executive Vice President and Chief Financial Officer
513-639-4644 / 800-851-9521
e-mail: InvestorRelations@provident-financial.com